Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

December 21, 2004

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

IMPERIAL INDUSTRIES, INC. STOCKHOLDERS APPROVE

REVERSE STOCK SPLIT SUBJECT TO BOARD AUTHORIZATION

Pompano Beach, FL………Imperial Industries, Inc. (“IPII”) announced today that at a special meeting of stockholders, the stockholders authorized the Company’s Board of Directors to effect a reverse stock split of Imperial’s common stock at one of two possible ratios: either (a) one for four; or (b) one for five to be determined by the Board at its discretion. The reverse stock split if enacted would affect all Imperial common stock and stock options outstanding immediately prior to the reverse stock split, when implemented.

As previously announced, Imperial presently intends to implement the reverse stock split in order to meet the minimum per share market price requirements for an initial listing on the NASDAQ Small Cap Market. On a pre-split basis, the Company has approximately 9,514,073 shares outstanding. The date for enactment of the reverse split as well as the ratio has not yet been determined. The Board of Directors has reserved the right to enact the reverse split at anytime within one year of shareholder approval or not to enact it at all.

At the time Imperial’s Board of Directors determines to implement the reverse stock split, the Company will issue a press release to announce the relevant details, including the specific reverse stock split ratio the Board selects and the record date for the reverse split. For more information regarding the reverse stock split, stockholders are urged to review Imperial’s Proxy Statement dated November 5, 2004 which is available at no charge on the SEC’s website www.sec.gov.

S. Daniel Ponce, Imperial’s Chairman of the Board stated: “I am pleased the stockholders have granted the Board authority to implement a reverse stock split. We can now move forward to apply for listing on the NASDAQ Small Cap Market with the expectations that our Company will ultimately be able to satisfy the NASDAQ listing requirements.”

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the

Page 2 of News Release dated December 21, 2004

Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors”.  A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.